As filed with the Securities and Exchange Commission on February 27, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

Registration Statement
under
The Securities Act of 1933

FIRST MID-ILLINOIS BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	37-1103704 (I.R.S. employer identification no.)
1421 Charleston Avenue Mattoon, Illinois 61938 (Address of principal executive offices, including zip code)

First Mid-Illinois Bancshares, Inc.

401(k) Profit Sharing Plan

(Full title of the plan)

William S. Rowland
Chairman of the Board of Directors, President and Chief Executive Officer
First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
(Name and address of agent for service)

(217) 234-7454
(Telephone number, including area code, of agent for service)

With a copy to:

Lauralyn G. Bengel
Schiff Hardin LLP
233 South Wacker Drive
66th Floor
Chicago, Illinois 60606
(312) 258-5670

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☒ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $4.00 per share (including Common Stock Purchase Rights)	100,000(2)	$23.00(1)	$2,300,000(1)	$313.72(1)
(1)	Estimated on the basis of $23.00 per share, the average of the high and low sales prices of the Common Stock on February 25, 2013 solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
OF FORM S-8 “REGISTRATION OF ADDITIONAL SECURITIES”

The contents of the Registration Statement on Form S-8 (File No. 033-64139), filed by the Registrant with the Securities and Exchange Commission on November 13, 1995, registering shares of its Common Stock, par value $4.00 per share, issuable under the Plan, are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

All information required in the Registration Statement (other than the indemnification provisions, the exhibits and the signature page) is set forth in the Registration Statement on Form S-8 (File No. 033-64139), as described above, and is incorporated herein by reference.

Item 6. Indemnification of Directors and Officers.

Article VIII of the Company's Restated Certificate of Incorporation, as amended, provides in effect that the Company will indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the Delaware General Corporation law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 will not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the Company is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the Company against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the Company would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections will be made by (i) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Item 8. Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on this 26th day of February, 2013.

FIRST MID-ILLINOIS BANCSHARES, INC.
By:	/s/ William S. Rowland
William S. Rowland Chairman of the Board of Directors, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes William S. Rowland and Michael L. Taylor his true and lawful attorney-in-fact, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including any post-effective amendments and supplements) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes such person might or could do in person, hereby ratifying and confirming all that said attorney-in fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of February, 2013.

Signature	Title	Date
/s/ William S. Rowland William S. Rowland	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 26, 2013
/s/ Michael L. Taylor Michael L. Taylor	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 26, 2013

/s/ Charles A. Adams Charles A. Adams	Director	February 26, 2013
/s/ Holly A. Bailey Holly A. Bailey	Director	February 26, 2013
/s/ Joseph R. Dively Joseph R. Dively	Director	February 26, 2013
/s/ Steven L. Grissom Steven L. Grissom	Director	February 26, 2013
/s/ Benjamin I. Lumpkin Benjamin I. Lumpkin	Director	February 26, 2013
/s/ Gary W. Melvin Gary W. Melvin	Director	February 26, 2013
/s/ Ray A. Sparks Ray A. Sparks	Director	February 26, 2013

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on February 26, 2013.

                                                                 first mID-ILLINOIS BANCSHARES, INC.

                                                                 401(k) PROFIT SHARING PLAN

                                                                 By:    /s/ Peggy S. Lawson

                                                                         Peggy S. Lawson,

                                                                         Plan Administrator

INDEX TO EXHIBITS

Exhibit Number	Exhibit
3.1

Restated Certificate of Incorporation and Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1987)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated November 14, 2007)
4	First Mid-Illinois Bancshares, Inc. 401(k) Profit Sharing Plan
4.1

Rights Agreement, dated as of September 22, 2009, between First Mid-Illinois Bancshares, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A dated September 24, 2009)

5	Opinion of Schiff Hardin LLP
23.1	Consent of BKD LLP
23.2	Consent of Schiff Hardin LLP (contained in the Opinion filed as Exhibit 5)
24	Power of Attorney (set forth on the signature page)